Exhibit 1(bb)

BLACKROCK MID-CAP VALUE SERIES, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK MID-CAP VALUE SERIES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-ended company under the Investment Company Act of 1940, as amended, with the authority to issue Two Billion One Hundred Forty Million (2,140,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares
BlackRock Mid-Cap Value Fund
Institutional Common Stock	20,000,000
Investor A Common Stock	40,000,000
Investor C Common Stock	40,000,000
Class R Common Stock	40,000,000
Class K Common Stock	2,000,000,000

Total:	2,140,000,000

All shares of all classes of the capital stock of the Corporation have a par value of $0.10 per share and an aggregate par value of Two Hundred Fourteen Million Dollars ($214,000,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-105(c) of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby increases the total number of authorized shares of capital stock of the Corporations by One Billion Nine Hundred Eighty Million (1,980,000,000) shares and designates such newly authorized shares as shares of Institutional Common Stock of BlackRock Mid-Cap Value Fund.

THIRD: After the increase in, and designation of, authorized shares of capital stock of the Corporation set forth herein, the Corporation will have the authority to issue Four Billion One Hundred Twenty Million (4,120,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares
BlackRock Mid-Cap Value Fund
Institutional Common Stock	2,000,000,000
Investor A Common Stock	40,000,000
Investor C Common Stock	40,000,000
Class R Common Stock	40,000,000
Class K Common Stock	2,000,000,000

Total:	4,120,000,000

All shares of the Corporation’s capital stock have a par value of $0. 10 per share and an aggregate par value of Four Hundred Twelve Million Dollars ($412,000,000).

FOURTH: All of the shares of the Corporation’s capital stock continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently) set forth in the Corporation’s charter.

[signatures on the next page]

IN WITNESS WHEREOF, BLACKROCK MID-CAP VALUE SERIES, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters, and facts required to be verified under oath and to the best of his knowledge. information, and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 26th day of April 2022.

ATTEST:	BLACKROCK MID-CAP VALUE SERIES, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer